UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 3, 2009

MobiClear, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-10822	25-1229323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

9th Floor Summit One Tower
530 Shaw Blvd.
Mandaluyong City
Philippines		1552
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		632-884-1793

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 3, 2009, Lim Wong resigned from the board of directors of Mobiclear Inc. Mr. Wong’s resignation was not the result of any disagreement between Mr. Wong and Mobiclear on any matter relating to Mobiclear’s operations, policies, or practices.

On September 14, 2009, Stephen Cutler resigned as the President and Chief Executive Officer of Mobiclear.

On September 14, 2009, Mobiclear’s board of directors appointed Luther L. Jao, age 43, to fill the vacancy on Mobiclear’s board of directors created by Mr. Wong’s resignation and to serve as the Company’s President and Chief Executive Officer.

Under the terms of Mr. Jao’s agreement with Mobiclear, Mr. Jao will receive a salary of $5,000 per month. Mr. Jao will be entitled to receive severance equal to three months base salary upon termination of his employment. The employment agreement has a two-year term, which is automatically extended for additional periods of one year thereafter unless either party provides the other with 60 days’ written notice of nonextension.

Mr. Jao served since 2007 as the managing director of Whistler Technology Services, which provides local support for the trading system of the Philippine Dealing and Exchange Corporation and operates a data center providing proxy services for a U.S. client. He also has served since 2007 as the President of Credit24 Finance Company Inc., a consumer micro-credit provider, and as a non-executive director for Cranium e-solutions Inc., which provides services such as transcription and data conversion in the medical, legal, entertainment, and financial industries. From 1999 through 2007, Mr. Jao served as a managing director of Computershare Technology Services Philippines Inc., which provided front-end trading systems to equity brokers in the Philippine Stock Exchange. Mr. Jao has a Bachelor of Commerce and Business Administration from the University of British Columbia in Vancouver.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number	Title of Document	Location

10	Material Contracts
10.23	Employment Agreement between Mobiclear Inc. and Luther Jao dated September 14, 2009	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBICLEAR, INC. Registrant

Date: September 18, 2009	By:	/s/ Kenneth G.C. Telford
Kenneth G.C. Telford
Chief Financial Officer

3